PROSPECTUS SUPPLEMENT NO. 12	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated May 1, 2006)	Registration No. 333-133072
UROPLASTY, INC.
1,918,809 Shares of Common Stock
and
1,180,928 Shares of Common Stock
Issuable Upon Exercise of Warrants
This prospectus supplement relates to shares of our common stock that may be sold at various times by certain selling shareholders. You should read this prospectus supplement no. 12, the prior prospectus supplements and the prospectus dated May 1, 2006, which are to be delivered with this prospectus supplement. Our May 1, 2006 prospectus is a combined prospectus under Rule 429(a) of the Securities Act of 1933, as amended, with our prior prospectus dated July 29, 2005 and supplements thereto (See Registration No. 333-126737 filed with the Securities and Exchange Commission on July 20, 2005 and declared effective on July 29, 2005).
This prospectus supplement contains our Form DEF 14A — Definitive Proxy Statement. This report was filed with the Securities and Exchange Commission on September 18, 2006. The attached information supplements and supersedes, in part, the information contained in the prospectus.
Our common stock is traded on the American Stock Exchange under the symbol “UPI.” On September 18, 2006, the closing price of our common stock on the American Stock Exchange was $2.85 per share.
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 6 of the prospectus to read about factors you should consider before buying shares of the common stock.
Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus Supplement dated September 19, 2006

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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     ☑  Definitive proxy statement.
     ☐  Definitive additional materials.
     ☐  Soliciting material pursuant to §240.14a-12.
Uroplasty, Inc.

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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2006 ANNUAL MEETING
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS to be held Tuesday, October 24, 2006
ANNUAL MEETING OF SHAREHOLDERS OCTOBER 24, 2006
INTRODUCTION
VOTING OF SHARES
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES NAMED ABOVE IN PROPOSAL 1
AUDIT COMMITTEE REPORT
PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT
MANAGEMENT COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PROPOSAL 2 AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
CODE OF ETHICS
MISCELLANEOUS

5420 Feltl Road
Minnetonka, Minnesota 55343
2006 ANNUAL MEETING
TO UROPLASTY, INC. SHAREHOLDERS:
     I cordially invite you to the 2006 Annual Meeting of Uroplasty shareholders. The meeting this year is on Tuesday, October 24, 2006, at 3:30 p.m. (Central Time) at the Uroplasty corporate office located at 5420 Feltl Road, Minnetonka, Minnesota, 55343.
     I hope you will participate in this review of our company’s business and operations. This proxy statement describes the items you will vote on at the meeting. In addition to voting, we will review the major developments of fiscal 2006 and answer your questions.
     The formal Notice of Meeting, Proxy Statement and Proxy Card are attached and the Company’s Annual Report on Forms 10-KSB and 10-KSB/A for our fiscal year ended March 31, 2006 is also enclosed. Whether or not you plan to attend the meeting, your vote is important. Please complete, sign, date and return the enclosed proxy card as soon as possible in the reply envelope provided.
     On behalf of the management and directors of Uroplasty, Inc., I want to thank you for your continued support and confidence in Uroplasty. We look forward to seeing you at the 2006 Annual Meeting.
Very truly yours,

/s/ DAVID B. KAYSEN
David B. Kaysen
President and Chief Executive Officer
Minneapolis, Minnesota
September 18, 2006
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION
AND TO ASSURE THAT A QUORUM WILL BE REPRESENTED AT THE MEETING.

UROPLASTY, INC.
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
to be held Tuesday, October 24, 2006
TO UROPLASTY, INC. SHAREHOLDERS:
     Uroplasty’s annual meeting of shareholders will be held on Tuesday, October 24, 2006, at 3:30 p.m. (Central Time). We will meet at Uroplasty’s corporate office located at 5420 Feltl Road, Minnetonka, Minnesota 55343. If you owned common stock at the close of business on September 8, 2006, you are entitled to vote at the meeting or any adjournments thereof. At this meeting, we plan:
•	To elect Mr. David B. Kaysen and Ms. Lee A. Jones as Class I directors to serve a three-year term until their respective successor is elected and qualified.

•	To elect Mr. Sven A. Wehrwein as a Class II director to serve a two-year term until his respective successor is elected and qualified.

•	To elect Mr. James P. Stauner as a Class III director to serve a one-year term until his successor is elected and qualified.

•	To adopt an amendment to our Restated Articles of Incorporation, as amended, increasing the number of authorized shares of our common stock, no par value, from 20,000,000 to 40,000,000 as set forth on Appendix A annexed hereto.

•	To attend to other business properly presented at the meeting or any adjournment thereof.
     Whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the reply envelope provided.
ON BEHALF OF UROPLASTY’S BOARD OF DIRECTORS,
/s/ SUSAN HARTJES HOLMAN
Susan Hartjes Holman
Corporate Secretary
  and Chief Operating Officer
Minneapolis, Minnesota
September 18, 2006
WE CORDIALLY INVITE YOU TO ATTEND THE ANNUAL MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY CARD IN THE REPLY ENVELOPE.

5420 Feltl Road
Minnetonka, Minnesota 55343

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 24, 2006

INTRODUCTION
     We will hold the Annual Meeting of Shareholders of Uroplasty, Inc. on Tuesday, October 24, 2006, at 3:30 p.m. (Central Time) at our principal executive office located at 5420 Feltl Road, Minnetonka, Minnesota 55343, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.
     We enclose a proxy card for your use. Our Board of Directors solicits you to SIGN AND RETURN THE PROXY CARD IN THE REPLY ENVELOPE. We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies in person, in writing or by any form of telecommunication. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of common stock.
     Any shareholder giving a proxy may revoke it at any time before the proxy is voted at our Annual Meeting either by giving a written notice of revocation to our Secretary, by filing a duly executed proxy bearing a later date with our Secretary or by appearing at the Annual Meeting and filing a written notice of revocation with our Secretary prior to use of the proxy. Proxies will be voted as specified by shareholders.
     This proxy statement and the enclosed proxy card are first being mailed to or given to shareholders on or about September 25, 2006.
     OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSALS IN OUR NOTICE OF MEETING.

VOTING OF SHARES
     Only holders of record of our common stock at the close of business on September 8, 2006 are entitled to vote at the Annual Meeting. On September 8, 2006, we had 8,355,205 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share.
     If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.
     The presence at our Annual Meeting, in person or by proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote at the meeting (4,177,603 shares) is required for a quorum for the transaction of business.
     If you abstain from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business as well as shares entitled to vote on that particular matter. Accordingly, an abstention on any matter will have the same effect as a vote against that matter.
     If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary voting power. Broker non-votes are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on the proposal in question. Consequently, broker non-votes do not have the same effect as a negative vote on the proposal.
     The election of each director and any other proposals that may come before the Annual Meeting described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy at the meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
Nominations
     As permitted by Minnesota law, our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) require the dividing of our Board of Directors (the “Board”) into three classes, with each class containing as nearly as possible one-third of the total. The members of each class are elected to serve a term of three years. The term of office of each class is staggered so that in any one year the term of only one class expires. At each annual meeting of shareholders, a class of directors will be elected for a three-year term.

     Our Board currently consists of six directors, one of whom was appointed to fill a newly created directorship in May 2006 and three of whom were appointed on August 28, 2006 to fill vacancies occurring as a result of the recent death of our Chairman and the resignations of two directors on that date. All of these appointments were taken by Board action. As a result, and to fulfill the requirements of our Restated Articles of Incorporation regarding a staggered board, two of our four nominees will be elected to serve an initial term of less than three years. Our Nominating Committee recommended and our Board elected the individual nominees named below to serve as a director for the terms indicated below, until his or her successor has been elected and duly qualified. All of the nominees are current members of the Board.
     If the Board should learn that a nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence prior to the Annual Meeting, the proxies which otherwise would have been voted for such nominee will be voted for a substitute nominee selected by the Nominating Committee and elected by the Board. The Board has no reason to believe that a nominee will be unable to serve.
Nominees for Election at the 2006 Annual Meeting
     The following information concerns the persons nominated to serve as directors for the terms indicated below.

Name of Nominee	Age	Class	Term Ends
David B. Kaysen	57	Class I	2009 Annual Meeting
Lee A. Jones	49	Class I	2009 Annual Meeting
Sven A. Wehrwein	55	Class II	2008 Annual Meeting
James P. Stauner	52	Class III	2007 Annual Meeting
     David B. Kaysen has served as our President and Chief Executive Officer and as a director since May 2006. From July 2005 to May 2006, Mr. Kaysen served as President, Chief Executive Officer and a director of Advanced Duplications Services, LLC, a privately-held replicator and duplicator of optical media, such as CDs and DVDs. Between December 2002 and June 2005, he served as President, Chief Executive Officer and a director of Diametrics Medical, Inc., then a publicly-traded manufacturer and marketer of critical care blood analysis systems that provide continuous diagnostic results at point of care. From 1992 to 2002, Mr. Kaysen served as Chief Executive Officer, President and a director of Rehabilicare Inc., since renamed Compex Technologies, Inc., a publicly-traded manufacturer and marketer of electromedical rehabilitation and pain management products for clinician, home and industrial use. Mr. Kaysen currently serves on the board of directors of MedicalCV, Inc. and Zevex International. Mr. Kaysen holds a B.S. in Business Administration from the University of Minnesota.
     Lee A. Jones has been a director of our company since August 2006. She has more than 20 years of healthcare and medical device industry experience. Since 1997, she has served as President and Chief Executive Officer of Inlet Medical, Inc. (a Cooper Surgical company (NYSE: COO) since November 2005), specializing in minimally interventional laparoscopic products. Prior to joining Inlet, she had a 14-year career at Medtronic, Inc. (NYSE: MDT) where she held various technical and operating positions, most recently serving as Director, General Manager of Medtronic Urology/Interstim division. Ms. Jones currently serves as a member of the Board of Directors of Impress Medical, Inc. She holds a Bachelor of Science degree in Chemical Engineering from the University of Minnesota.

     Sven A. Wehrwein has been a director of our company since August 2006 He has over 25 years of experience in corporate finance and investment banking, including serving as Chief Financial Officer of InStent Inc. and Digi International. Since 1999, he has provided financial-consulting services to emerging growth companies. Mr. Wehrwein also serves on the Board of Directors of Vital Images, Inc. (NASDAQ: VTAL), Synovis Life Technologies, Inc. (NASDAQ: SYNO) and Van Wagoner Funds, Inc. He holds a Master’s of Business Administration degree in Finance from the Sloan School at the Massachusetts Institute of Technology and is a Certified Public Accountant.
     James P. Stauner has been a director of our company since August 2006. Mr. Stauner has over 27 years of experience in the healthcare industry. Since July 2005, he has been the Operating Principal with Roundtable Healthcare Partners, a private equity firm focused on the healthcare industry. Prior to joining Roundtable Healthcare Partners, Mr. Stauner held various positions between 1999 and 2005 at Cardinal Health, Inc. (NYSE:CAH), most recently as President of the Manufacturing Business Groups and a member of the Senior Management Operating Committee. He holds a Bachelor of Science degree in Business Administration from the University of Illinois.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE NOMINEES NAMED ABOVE IN PROPOSAL 1.
Directors Continuing in Office
     The following information concerns our other directors whose terms of office extend beyond the 2006 Annual Meeting.
Class II
(Terms Ends 2008)
     R. Patrick Maxwell, age 62, has served as Chairman of our Board since June 2006 and has served as a director of our company since April 1994. Mr. Maxwell has over 30 years of experience as a turn around management specialist, an entrepreneur and executive in both the business and non-profit sectors. Since November 2005, he has served as the Chief Executive Officer of Entronix, Inc., an electronic manufacturing and re-manufacturing services company. He has also served as Chief Financial Officer of Magnum Tire Corporation since March 2003 and Tele Resources, Inc. since October 1996. He is serving concurrently as CFO of both companies, and CEO of Entronix. Mr. Maxwell has served on numerous boards of directors of both business and charitable organizations. He has a B.A. in philosophy from St. John’s University and a J.D. from Northwestern University School of Law.
Class III
(Terms Ends 2007)
     Thomas E. Jamison, age 46, became a director of our company in August 2000. Mr. Jamison is a shareholder of Fruth, Jamison & Elsass, P.A., a business litigation firm in Minneapolis, Minnesota. From 1996 to 1999, Mr. Jamison served as an investment banker in the Corporate Finance Department of R.J. Steichen & Company. From 1991 to 1996, Mr. Jamison practiced law at Fruth & Anthony, P.A. in Minneapolis. Mr. Jamison graduated magna cum laude from William Mitchell College of Law in 1991.

Board Meetings and Attendance
     Our business and affairs are managed by our Board, which met five times, and took action in writing in lieu of a meeting three times during the fiscal year ended March 31, 2006. Each of our directors attended all meetings of the Board and all committees on which they served during fiscal 2006. We encourage all Board members to attend our Annual Meetings and each attended the fiscal 2005 Annual Meeting.
Committees and Nominations
     The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.
     Audit Committee. The current members of our Audit Committee are Messrs. Wehrwein (Chair), Maxwell and Jamison. The Audit Committee assists the board by reviewing the integrity of our financial reporting processes and controls, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with certain legal and regulatory requirements. Our Audit Committee has the sole authority to retain, compensate, oversee and terminate our independent registered public accounting firm. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by our independent registered public accounting firm.
     During fiscal 2006, the Audit Committee held five meetings. Our Audit Committee charter is publicly available as an exhibit to our fiscal 2004 Proxy Statement. A report of the Audit Committee is set forth below.
     Our board of directors has determined that all members of the Audit Committee are “independent” directors under SEC rules and has determined that each of Mr. Wehrwein and Mr. Maxwell qualify as an “audit committee financial expert” under the rules of the SEC.
     Compensation Committee. The current members of our Compensation Committee are Messrs. Jamison (Chair) and Stauner and Ms. Jones. The function of the Compensation Committee is to provide guidance to management and to assist the Board of Directors in matters relating to the compensation of officers and senior executives, the organizational structure of the Company, the Company’s compensation and benefits programs, and to act on other matters relating to compensation as the committee deems appropriate. During fiscal 2006, the Compensation Committee met five times.
     Nominating Committee. Our Board created a Nominating Committee effective October 1, 2005. The current members of our Nominating Committee are Messrs. Maxwell (Chair) and Stauner and Ms. Jones. The purpose of the Nominating Committee is to identify qualified individuals for membership on the Board and recommend to the Board the nominees for election at our annual meetings of shareholders. During fiscal 2006, the Nominating Committee held no meeting. Our Nominating Committee charter is not available on our website; however, a copy of the charter is being provided as Appendix B to this proxy statement.

     Our Board and the Nominating Committee believe that the committee’s current member composition satisfies the American Stock Exchange’s (“AMEX”) rule governing committee composition, including the requirement that committee members all be “independent directors” as that term is defined by AMEX rules.
     Generally, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee.
     The Nominating Committee will consider for inclusion in its nominations of new Board nominees candidates recommended by shareholders. Board candidates referred by such shareholders will be considered on the same basis as Board candidates referred from other sources. To be considered by the Nominating Committee, nominations must be in writing and addressed to our Secretary at the following address: 5420 Feltl Road, Minnetonka, Minnesota 55343, and must be received by us on or before the deadline for the receipt of shareholder proposals. See “Shareholder Proposals for 2007 Annual Meeting.” Candidates, or the nominating person, must also submit a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected and evidence of the nominating person’s ownership of our stock.
     The Nominating Committee may, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year’s election and, accordingly, no fees have been paid to consultants or search firms in the past year.
     Our most recent director additions, Ms. Lee and Messrs. Wehrwein and Stauner were identified by Mr. Kaysen, our Chief Executive Officer, interviewed by our Nominating Committee, and appointed by our Board.
AUDIT COMMITTEE REPORT
     Note: The material in this Audit Committee report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.
     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting and financial reporting functions, external audit functions and systems of internal controls regarding financial and accounting matters and legal compliance. The Audit Committee is comprised of two directors, each of whom is independent as defined by AMEX and SEC rules. Our current written charter for the Audit Committee is attached as Exhibit A to our Proxy Statement for fiscal 2004.
     Management is responsible for our internal controls and financial reporting processes. McGladrey & Pullen, LLP, our independent registered public accounting firm during the fiscal year ended March 31, 2006, was responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board of United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met five times either in person or via teleconference during fiscal 2006. These meetings involved representatives of management and the independent registered public accounting firms. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firms. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our current independent registered public accounting firm also provided the Audit Committee written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with our current independent registered public accounting firm that firm’s independence.
     In connection with management’s review of the Company’s consolidated financial statements for the year ended March 31, 2005 and the audit of those statements by the Company’s independent registered public accounting firm, management determined that the fiscal 2005 year-end closing process did not ensure that all significant elements of the consolidated financial statements were adequately reviewed. In the post-closing and audit processes, certain issues were discovered by management and the Company’s independent registered accounting firm that resulted in adjustments to the consolidated financial statements, specifically with respect to the inventory valuation and income tax provision. Management discussed these matters before the consolidated financial statements for the year ended March 31, 2005 were completed, and represented to us that they were properly accounted for in the consolidated financial statements. However, management concluded that the failure to discover these items in its regular closing process is a result of a significant deficiency, resulting primarily from a lack of segregation of duties due to the size of our company and the geographic distance between our key financial personnel, that constitutes a material weakness in the design or operation of the Company’s internal controls over financial reporting.
     Although management represented to the Audit Committee that the items described above were properly accounted for before completing the Company’s consolidated financial statements, the Audit Committee concluded that the failure to discover these items in the regular closing process was a material weakness because the elements of the Company’s consolidated financial statements that were not adequately reviewed were material to the consolidated financial statements and there was more than a remote likelihood that a material misstatement of the consolidated financial statements would not be prevented or detected.
     Management discussed the material weakness described above with the Audit Committee. Subsequent to the fiscal 2005 year-end close, management worked with the Audit Committee to identify and implement corrective actions where required to improve the effectiveness of our internal controls, including the enhancement of our systems and procedures. Specifically, management enhanced and formalized its period-end closing processes to ensure that all significant elements of our consolidated financial statements are adequately reviewed.

     The Audit Committee cannot provide assurance that the measures taken to date by management or any future measures will adequately remediate the deficiencies or conditions discussed above. In addition, the Audit Committee cannot be certain that other reportable conditions or material weaknesses in the Company’s internal controls will not be discovered in the future. Any failure to remediate reportable conditions or material weaknesses or to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results, cause the Company to fail to meet its reporting obligations, or result in material misstatements in the consolidated financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of the Company’s internal control over financial reporting that will be required when the SEC’s rules under Section 404 of the Sarbanes-Oxley Act become applicable to the Company for our fiscal year beginning in April 2007.
     Based upon the Audit Committee’s discussions with management and the independent registered public accounting firms, and the Audit Committee’s review of the representations of management and the independent registered public accounting firms, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended March 31, 2006, filed with the Securities and Exchange Commission.
     In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee expects to select and engage an independent registered public accounting firm to audit the fiscal 2007 financial statements of the Company. However, the Audit Committee has not yet commenced this process. Accordingly, the Company does not seek shareholder ratification of the selection of an independent registered public accounting firm for fiscal 2007. McGladrey & Pullen, LLP served as our independent registered public accounting firm in fiscal year 2006 and has no relationship with us other than that arising from its employment as our independent registered public accounting firm. We expect a representative of McGladrey & Pullen, LLP to be present at the 2006 Annual Meeting to respond to appropriate questions and to make a statement if the representative desires.
Audit Committee
Sven Wehrwein, Chair
R. Patrick Maxwell
Thomas E. Jamison

Independent Registered Public Accounting Firm Fees
The following table shows the fees billed to us for the audit and other services provided by KPMG (our former independent registered public accounting firm) and McGladrey & Pullen, LLP and its related entity RSM McGladrey, Inc. (together referenced to herein as McGladrey) for the fiscal years 2006 and 2005.

	2006	2005
Audit Fees (KPMG) (1)	$34,900	$7,000
Audit Fees (McGladrey) (1)	$186,191	$147,243
Audit-Related Fees (McGladrey)(2)	—	$9,645
Tax Fees (McGladrey)(3)	$65,969	—

(1)	Audit fees consist of fees for professional services rendered for the audit of the consolidated financial statements and the review of the consolidated financial statements included in our quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. For KPMG, audit fees in fiscal 2006 consisted of fees for the review of financial statements included in our Form SB-2 registration statement filed with the SEC.

(2)	Audit-related fees are principally for professional services rendered for technical accounting consulting and research and in fiscal year 2005 related to the potential acquisition and related licensing arrangements entered into by us.

(3)	Tax services fees consist of compliance fees for the preparation of original and amended tax returns, claims for refunds and tax payment planning services for tax compliance, tax planning and tax advice.
Our Audit Committee determined that the provision of the non-audit services was compatible with maintaining the independence of McGladrey & Pullen, LLP and pre-approved the expenditure of these fees.
A representative of McGladrey & Pullen, LLP will attend the Annual Meeting. This representative will be available to respond to appropriate questions and will have the opportunity to make a statement if the representative desires.
Change of Independent Registered Public Accounting Firm
     KPMG LLP (“KPMG”) previously served as our independent registered public accounting firm. On June 4, 2004, KPMG declined to stand for reelection and informed us that the client-auditor relationship between KPMG and us ceased upon completion of KPMG’s audit of our consolidated financial statements as of and for the year ended March 31, 2004 and the issuance of KPMG’s report thereon. In connection with the audits of the two fiscal years ended March 31, 2004 and the subsequent interim period through July 28, 2004 (the date that KPMG completed its audit), there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement.

     KPMG did not audit our consolidated financial statements as of and for the years ended March 31, 2005 and 2006 and accordingly no audit report of KPMG was contained in the Company’s Annual Report on Form 10K-SB and 10-KSB/A for the year ended March 31, 2006.
     On August 10, 2004, our Audit Committee engaged McGladrey & Pullen, LLP as our new independent registered public accounting firm. During fiscal 2003 and 2004, and during the subsequent interim period through August 10, 2004, we did not consult with McGladrey & Pullen, LLP regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.
PRINCIPAL SHAREHOLDERS AND
BENEFICIAL OWNERSHIP OF MANAGEMENT
     The following table sets forth the number and percentage of shares of our common stock beneficially owned as of August 28, 2006, by (i) each person known to us to be the beneficial owner of more than five percent of our common stock, (ii) each director, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.
     Unless otherwise indicated in the footnotes to the table, the address for each shareholder is c/o Uroplasty, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343, and to our knowledge, each shareholder identified in the table possesses sole voting and investment power over its shares of common stock, except for those jointly owned with that person’s spouse.

	Number of Shares	Percent of Common
Name of Beneficial Owner	Beneficially Owned	Stock Outstanding
SF Capital Partners Ltd (1)	939,762	11.2%
Bonanza Master Fund, Ltd. (2)	589,249	7.1%
Bruce Mindich, M.D. (3)	752,101	9.0%
Heartland Advisors, Inc. (4)	725,000	8.7%
Perkins Capital Management (5)	689,768	8.2%
David B. Kaysen (6)	100,000	1.2%
Susan Hartjes Holman (7)	398,409	4.6%
Sam B. Humphries (8)	468,000	5.3%
R. Patrick Maxwell (9)	143,584	1.7%
Lee A. Jones (10)	15,000	0.2%
Sven A. Wehrwein (11)	15,000	0.2%
James P. Stauner (12)	15,000	0.2%
Larry Heinemann (13)	126,416	1.5%
Mahedi A. Jiwani (14)	75,000	0.9%
Thomas E. Jamison (15)	100,100	1.2%
Arie J. Koole (16)	98,332	1.2%
All directors and executive officers as group (17)	1,173,507	12.5%

(1)	The address of SF Capital Partners Ltd. is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, Wisconsin 53235. Excludes 500,000 shares underlying immediately exercisable warrants expiring in April 2010 and 204,167, shares underlying warrant, not exercisable until February 4, 2007, expiring in August 2011. The warrants are subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.9% of our outstanding common stock, giving effect to such exercise. The holder may waive the 4.9% ownership cap, but such waiver will not be effective until the 61st day after delivery thereof. As a result, the holder is not deemed to be the beneficial owner of the shares underlying the warrants as of August 28, 2006. Michael A. Roth and Brian J. Stark are the managing members of Stark Offshore Management, LLC, which acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Stark Offshore Management, Messrs. Roth and Stark possess voting and dispositive power over the shares held by SF Capital Partners and therefore may be deemed to be beneficial owners of the shares. Messrs. Roth and Stark disclaim such beneficial ownership based on Schedule 13G filed May 3, 2005.

(2)	The address of Bonanza Master Fund, Ltd. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201. Excludes 285,714 shares issuable upon the exercise of warrants. The warrants are exercisable immediately and expire in April 2010, subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.9% of our outstanding common stock, giving effect to such exercise. The holder may waive the 4.9% ownership cap, but such waiver will not be effective until the 61st day after delivery thereof. As a result, the reporting persons are not deemed to be beneficial owners of the underlying common stock with respect to the warrants as of August 28, 2006. Bonanza Master Fund, Ltd. and Bonanza Capital, Ltd. have shared voting and investment power over the shares. Based on Schedule 13G filed May 2, 2005.

(3)	Dr. Mindich’s address is 200 Route 17 North, Paramus, New Jersey 07652. Of the shares listed, 541,665 shares are directly owned by the Mindich Family Limited Liability Company, the General Member of which is Dr. Mindich. Helaine Brick-Cabot possesses shared voting and investment power over the shares held by Dr. Mindich and the Mindich Family Limited Liability Company and therefore may be deemed to beneficially own those shares. Ms. Brick-Cabot also holds an additional 4,500 shares. Based on Schedule 13D/A-9 filed by Dr. Mindich on August 7, 2006, Schedule 13D/A-8 filed by Helaine Brick-Cabot filed on August 7, 2006, Schedule 13D/A-9 filed by the Mindich Family Limited Liability Company on August 7, 2006 and, four Form 4s filed by Dr. Mindich from July 20, 2006 to August 14, 2006.

(4)	The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202. Excludes 62,500 shares underlying warrants, not exercisable until February 4, 2007, expiring in August 2011. The warrants are subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.9% of our outstanding common stock, giving effect to such exercise. The holder may waive the 4.9% ownership cap, but such waiver will not be effective until the 61st day after delivery thereof. As a result, the holder is not deemed to be the beneficial owner of the shares underlying the warrants as of August 28, 2006. Heartland Advisors and William J. Nasgovitz, President and a principal shareholder of Heartland Advisors, may be deemed to have shared voting and investment power over the shares. Each disclaims beneficial ownership over the shares. The shares are held in an investment advisory account of Heartland Advisors for the benefit of Turn the Tide, LP, a Wisconsin limited partnership.

(5)	The address of Perkins Capital Management is 730 East Lake Street, Wayzata, Minnesota 55391. Includes 85,000 shares that may be acquired upon the exercise of warrants within 60 days of August 28, 2006.

(6)	Includes 100,000 shares that Mr. Kaysen may acquire upon the exercise of options that are exercisable within 60 days of August 28, 2006.

(7)	Includes 313,000 shares that Ms. Holman may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006 and shares acquired by inheritance from the estate of Daniel G. Holman, Ms. Holman’s deceased spouse. Excludes 253,072 shares owned by the estate of Daniel G. Holman, Ms. Holman’s deceased spouse.

(8)	Includes 468,000 shares that Mr. Humphries may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006. Of the shares listed, 50,000 shares are beneficially owned by the Executive Advisory Group, the President of which is Mr. Humphries.

(9)	Includes 100,000 shares that Mr. Maxwell may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006.

(10)	Includes 15,000 shares that Ms. Jones may acquire upon the exercise of options that are exercisable within 60 days of August 28, 2006

(11)	Includes 15,000 shares that Mr. Wehrwein may acquire upon the exercise of options that are exercisable within 60 days of August 28, 2006

(12)	Includes 15,000 shares that Mr. Stauner may acquire upon the exercise of options that are exercisable within 60 days of August 28, 2006

(13)	Includes 121,666 shares that Mr. Heinemann may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006.

(14)	Includes 75,000 shares that Mr. Jiwani may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006.

(15)	Includes 100,000 shares that Mr. Jamison may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006.

(16)	Includes 96,666 shares that Mr. Koole may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006.

(17)	Includes 1,032,998 shares that our directors and executive officers may acquire upon exercise of options that are exercisable within 60 days of August 28, 2006.

MANAGEMENT COMPENSATION
Summary of Cash and Other Compensation
     The following table sets forth, in summary form, the compensation earned in fiscal years 2006, 2005 and 2004 by our Chief Executive Officers and each of the other four most highly compensated executive officers (whom we refer to collectively as the “named executive officers”). Mr. Kaysen joined us as our President and Chief Executive Officer in May 2006.
Summary Compensation Table

				Long Term
		Annual Compensation		Compensation Awards
				Securities Underlying
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Options (#)
Sam B. Humphries(1)	2006	241,961	88,880	—
Former President and CEO	2005	50,558	29,875	400,000

Daniel G. Holman(2)	2006	251,364	—	—
Former Chairman, CEO and CFO	2005	224,019	—	100,000
	2004	212,192	—	—

Mahedi A. Jiwani(3)	2006	60,577	15,050	100,000
Vice President, CFO and Treasurer

Susan Hartjes Holman	2006	164,231	—	—
COO	2005	153,692	—	75,000
	2004	145,754	—	—

Arie J. Koole	2006	139,428	—	—
Controller	2005	137,219	—	50,000
Managing Director Dutch subsidiaries	2004	120,546	—	—

Larry Heinemann	2006	142,691	26,782	—
VP Sales & Marketing	2005	106,346	17,960	75,000
	2004	91,692	15,500	—

(1)	Mr. Humphries served as our President and Chief Executive Officer from January 1, 2005 to April 26, 2006.

(2)	Mr. Holman resigned as our President and Chief Executive Officer effective January 1, 2005 and as our Chief Financial Officer effective November 2005. Mr. Holman continued to serve as a director until he passed away on June 1, 2006.

(3)	Mr. Jiwani joined us as our Vice President, Chief Financial Officer and Treasurer in November 2005.

Option Grants in Fiscal 2006
The following table sets forth information concerning options granted to each of the named executive officers during fiscal year 2006. The outstanding options listed below may be exercised only upon the vesting of the options. Mr. Jiwani’s options are 100% vested.
Option Grants in Fiscal 2006

Individual Grants
	Number of	Percentage of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise Price	Expiration
Name	Granted	Fiscal 2006	($/Unit)	Date
Sam B. Humphries	—	—	—	—
Daniel G. Holman	—	—	—	—
Mahedi A. Jiwani	100,000	30%	3.00	11/14/2015
Susan Hartjes Holman	—	—	—	—
Arie J. Koole	—	—	—	—
Larry Heinemann	—	—	—	—
Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values
None of our named executive officers exercised stock options during fiscal 2006. The following table sets forth the number of shares of common stock subject to options and the value of those options held by each of the named executive officers as of March 31, 2006. The table assumes a per share price of $2.34, which was the closing bid price on March 31, 2006.

					Value of Unexercised
			Number of Securities		In-the-Money
	Shares	Value	Underlying Unexercised		Options at Fiscal Year
	Acquired on	Realized	Options at Fiscal Year End (#)		End ($)
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Sam B. Humphries	—	—	468,000	12,000	1,620	1,080
Daniel G. Holman	—	—	180,000	—	62,000	—
Mahedi A Jiwani	—	—	100,000	—	—	—
Susan Hartjes Holman	—	—	117,000	8,000	39,680	9,920
Arie J. Koole	—	—	88,666	8,000	39,680	9,920
Larry Heinemann	—	—	113,666	8,000	39,680	9,920

Employment Agreements
     Mr. Kaysen. We have entered into an employment agreement dated May 17, 2006 with David B. Kaysen, our President and Chief Executive Officer. The agreement provides him with an annual base salary of $255,000, subject to annual review. He is entitled to receive an annual cash bonus, not to exceed 50% of his base salary, based on achievement of certain financial and business milestones. For fiscal 2007, he is entitled to a minimum cash bonus of 25% of his base salary. We will reimburse him up to $11,500 annually for his personal life and disability insurance policies. We also granted him options, with a 10-year term, to acquire 300,000 shares of our common stock at an exercise price of $2.50 per share. The options vest in one-third installments on the start date of his employment and first and second anniversaries of the signing date of his agreement. However, Mr. Kaysen must be employed with us through the applicable anniversary date in order to vest in the options for such anniversary date.
     The employment agreement has a one-year term, unless terminated earlier, and will continue to automatically renew on a year-to-year basis. If we terminate the agreement without “good cause” (as defined in the agreement), we will pay Mr. Kaysen an amount equal to 100% of his then annual base salary as severance pay. However, if we terminate his employment without good cause in connection with a change in control of Uroplasty, Inc., we will pay him an amount equal to 160% of his then annual base salary as severance pay.
     Mr. Jiwani. Effective November 14, 2005, we entered into an employment agreement with Mr. Jiwani that provides for an initial base salary of $175,000. He is also entitled to receive annual bonuses based on achievement of financial and business milestones to be agreed upon. We have granted him ten-year options to purchase 100,000 shares of our common stock at an exercise price of $3.00 per share which is equal to the closing price of our stock on the American Stock Exchange on the start date of his employment. These options are not under any of our option plans and will not be treated as incentive options under the Internal Revenue Code of 1986. His stock options were scheduled to vest 25% on his start date and on each of the first, second and third anniversaries of his employment. Nevertheless, he must be employed with us for at least one year in order to exercise any of his options. His options would also vest if we terminate his employment without good cause (including upon non-renewal of his employment annually) and upon particular changes in control of us. Notwithstanding the terms of his employment agreement, on February 2, 2006, the Board approved a plan, accelerating the vesting of these options, effective February 2, 2006. He may exercise vested options by paying cash or on a net cashless basis. We have agreed to include the shares underlying Mr. Jiwani’s options on an S-8 registration statement with the SEC.
     We have agreed to pay severance compensation at varying levels to Mr. Jiwani in the event of termination of his employment, including if we do not annually renew his employment agreement. He has agreed to a one-year non-competition agreement with us after any termination of employment.
     Mr. Holman. Effective January 1, 2005, we entered into an employment and consulting agreement with Daniel G. Holman. Under this agreement, Mr. Holman agreed to serve as Chairman of our Board during the first year of the agreement and as a part-time consultant with the continuing title of Chairman during the second year of the agreement. He also served as our Chief Financial Officer. This agreement provided him with a base salary of $239,000 per year during the first year of the agreement, and a consulting fee of $100,000 per year during the second year of the agreement. We also granted him options to purchase 100,000 shares of our common stock at an exercise price equal to $5.19 per share. On February 2, 2006, the Board approved a plan, accelerating the vesting of these options, effective February 2, 2006. On March 27, 2006, we amended Mr. Holman’s employment agreement to allow him to pay the minimum statutory withholding taxes upon the exercise of his options by canceling then-exercisable options in an amount equal to such withholding taxes.

     On April 26, 2006, as a result of Mr. Humphries resignation as President and Chief Executive Officer, we amended Mr. Holman’s employment and consulting agreement, pursuant to which he agreed to act as our interim President and Chief Executive Officer for a special consulting fee of $8,333 per month and a particular cash bonus upon certain events which did not occur. Due to illness, on May 8, 2006, we terminated this arrangement and paid his special consulting fees through the end of May 2006. Mr. Holman passed away on June 1, 2006.
     Other Employment Agreements. We also have employment agreements with each of Susan Hartjes Holman and Larry Heinemann. The employment agreement of each executive specifies a base salary subject to annual adjustment by mutual agreement of the employee and us, and a severance payment to the employee upon employment termination without cause as defined. Any severance amounts payable under the agreement are limited to the employee’s base salary for not less than four months and not longer than twelve months after employment termination, depending on the employee’s years of service. Contemporaneously with the execution of their employment agreements, each of these executives executed an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, under which the executive agreed not to disclose confidential information, to assign to us without charge all intellectual property relating to our business which is created or conceived during the term of employment, to not encourage employees to leave our employment for any reason and to not compete with us during the term of employment and for a period of eighteen months thereafter. Also, in connection with the execution of these agreements, we granted these executives varying amounts of stock options to purchase our common stock at the fair market value at date of grant of $7.50 per share. All of these options have lapsed without exercise.
Separation Agreement
     On April 26, 2006, we entered into an agreement with Sam B. Humphries relating to his resignation as President and Chief Executive Officer. Under the terms of the agreement, Mr. Humphries received his base salary and company-provided benefits through April 26, 2006. He is not entitled to any severance payments. Mr. Humphries agreed to remain on our Board, subject to the right of the remaining directors to remove him by a majority vote, and to recuse himself from any deliberations or votes relating to any future relationship between us and his new employer, HealthTronics, Inc. The agreement further outlines the scope of Mr. Humphries’ non-competition agreement with us, which includes prohibiting Mr. Humphries (and consequently HealthTronics, Inc.) from engaging in any business activities relating to the diagnosis or treatment of urinary and fecal voiding dysfunctions or initiating or entering into any agreement or other arrangement with a third party relating to the diagnosis or treatment of urinary or fecal voiding dysfunctions. Mr. Humphries resigned from our Board effective August 28, 2006.
Director Compensation
     Fiscal 2006. During fiscal 2006, we paid non-employee independent board members $500 per board meeting and $500 per Audit Committee meeting attended. In addition, directors participated in our stock option plan.

          New Director Compensation Plan. On August 16, 2006, the Board adopted a new compensation plan for non-employee directors which comprises cash payments and grants of equity compensation.
          All non-employee directors receive an annual fee of $10,000 payable in cash in four equal quarterly installments of $2,500, and attendance fees of $1,000 per in-person board meeting, $500 per telephonic board meeting, and $500 per committee meeting. In addition, the Chairmans of the Board, Audit Committee and Compensation Committee are paid an additional annual fee of $1,500, $750 and $500 per year, respectively, payable in the quarter of appointment. Payments will be made in cash on the last business day of each calendar quarter.
          All non-employee directors receive an automatic grant of stock options upon such director’s initial appointment or election to the Board for 45,000 shares of common stock, one-third of which vests on the date of grant and the first and second anniversaries thereafter. Each non-employee directors will be granted in conjunction with our annual shareholders meeting an annual stock option for 15,000 shares of common stock all of which are vested on the date of grant except that such annual grant does not commence for newly appointed or elected directors until one year following full vesting of the initial grant.
          Board and Committee Members Options. As of August 28, 2006, Messrs. Maxwell and Jamison each hold options to purchase 100,000 shares of common stock, and Messrs. Humphries and Pitlor (who have each resigned as of this date) hold options to purchase 430,000 and 100,000 shares of common stock, respectively. The exercise price of the foregoing options range from $1.10 to $5.30 per share.
          Pursuant to the new compensation plan, on August 28 2006, in connection with their initial appointments to the Board, we granted to each of Ms. Jones and Messrs. Wehrwein and Stauner an option to purchase 45,000 shares of common stock at an exercise price of $1.82. We pay no additional remuneration to Mr. Kaysen for serving as director.
          Other Arrangements. Mr. Pitlor received $2,000 per month as consulting fees from us under an annually renewable consulting agreement dated January 2, 2002. This contract terminated effective June 30, 2005.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          In January 2002, we entered into a consulting agreement with Joel R. Pitlor, one of our former directors, for management consulting services. Compensation under the agreement was $2,000 per month. We terminated the agreement as of June 30, 2005.
          In April 2003, we entered into a consulting agreement with Executive Advisory Group (“EAG”) for general management advice and guidance as well as strategic and tactical planning services. Sam B. Humphries, our former President and Chief Executive Officer, is President of EAG. We initially paid EAG $4,000 per month for Mr. Humphries’ services, but increased the monthly fee to $6,000 in connection with the increased use of Mr. Humphries’ time. We have also granted EAG a five-year option to purchase up to 50,000 shares of our common stock, exercisable at $2.80 per share. We terminated the agreement on January 1, 2005.

          On April 18, 2005, we entered into an exclusive manufacturing and distribution agreement with CystoMedix. Sam B. Humphries, our former President, Chief Executive Officer and director, is a former director and consultant of CystoMedix. In connection with his former service to CystoMedix (which terminated prior to negotiations of this agreement), he received 200,000 options to purchase CystoMedix common stock.
          In April 2005, we issued a total of 706,218 of new common stock purchase warrants to holders of our warrants that expired in July 2004. The new warrants are exercisable at $2.00 per share. Daniel G. Holman, our former Chairman, received warrants to purchase 66,665 shares of common stock; Susan Hartjes Holman, our COO, received warrants to purchase 1,783 shares of common stock; R. Patrick Maxwell, one of our directors, received warrants to purchase 10,050 shares of common stock; and Larry Heinemann, our VP Sales and Marketing, received warrants to purchase 1,250 shares of common stock.
          In March 2006, we entered an agreement with Daniel G. Holman to extend the term by which he could exercise 70,000 vested options (granted to him under the 1995 Stock Option Plan, the 1997 Stock Option Plan and the 2002 Stock Option Plan) from March 31, 2006 to December 31, 2006. The Company further agreed that Mr. Holman would be fully vested in 10,000 options granted under the 2002 Stock Option Plan, which had not vested upon the termination of his employment as our Chief Financial Officer, and that such options can be exercised through December 31, 2006. We recorded a compensation charge of $105,000 related to this agreement in March 2006.
          On April 26, 2006, we entered into an agreement with Sam B. Humphries relating to his resignation as President and Chief Executive Officer which is discussed above under the caption “Separation Agreement”.
PROPOSAL 2
AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES
Introduction
          The Board has determined that it is in the Company’s best interest and in the best interest of the Company’s shareholders to further amend the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) to increase the total number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares. The Board unanimously approved the proposed amendment to the Articles of Incorporation, in substantially the form attached hereto as Appendix A (the “Amendment”), declared it to be advisable and hereby seeks the approval of the Amendment by the Company’s shareholders.
          If the Amendment is approved by the Company’s shareholders, the Amendment will become effective upon the filing of a certificate of amendment with the Minnesota Secretary of State, which filing is expected to occur promptly after the Annual Meeting.
          As of the record date (September 8, 2006), there were 8,355,205 shares of Common Stock outstanding and held by the Company’s shareholders. In addition to these shares, as of the record date, there were 2,751,646 shares of Common Stock reserved for issuance under outstanding warrants, and 3,335,928 shares of Common Stock reserved for issuance under option plans, of which 2,328,928 shares are subject to outstanding option grants.

Purpose of the Amendment
          The Board has adopted the Amendment to provide flexibility for the use of its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes including, without limitation, future stock splits, raising capital through the sale of Common Stock, acquiring other companies, businesses or products in exchange for shares of Common Stock, attracting and retaining employees by the issuance of additional securities under the Company’s various equity compensation plans, and other transactions and corporate purposes that the Board deems are in the Company’s best interest. The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further shareholder approval and holding a special shareholders’ meeting before such issuance(s) could proceed.
          The Company has raised capital through the issuance of Common Stock and has used such proceeds for working capital purposes. The Board believes that the additional shares of Common Stock that would be available if the Amendment were adopted would provide the Board with continued flexibility to raise capital for such purposes over the next several years if in the best interest of the Company.
          The Company has not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the board could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.
Possible Effects of the Amendment
          Upon issuance, the additional shares of authorized Common Stock would have rights identical to the currently outstanding shares of Common Stock. Adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders. However, to the extent that the additional authorized shares of Common Stock are issued in the future, they may decrease existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing shareholders and have a negative effect on the market price of the Common Stock. Current shareholders have no preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership thereof.

          The Company has no plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to the increase in the number of authorized shares. However, the Company reviews and evaluates potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its shareholders. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect the Company’s business and financial results.
          However, the Company does not contemplate seeking shareholder approval for any future issuances of capital stock unless required to do so by an obligation imposed by applicable law, a regulatory authority or a third party. The board of directors believes the proposed increase in the authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
          To our knowledge, based solely on a review of the copies of such reports furnished to us during the fiscal year ended March 31, 2006 and on any written representation by any of such persons, we believe all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with for such fiscal year except that the Company is aware that Dr. Bruce Mindich (a 10% shareholder) has filed late a variety of Form 4 reports.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
          We must receive shareholder proposals intended to be presented in our proxy materials for our 2007 Annual Meeting at our principal executive offices not later than May 25, 2007. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
CODE OF ETHICS
          We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Controller and other finance organization employees. The Code of Conduct is publicly available as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004. We plan to disclose any substantive amendments to the Code of Ethics or grant of any waiver from a provision of it to the Chief Executive Officer, the Chief Financial Officer or the Controller in a report on Form 8-K.

MISCELLANEOUS
Shareholder Communications with the Board of Directors.
          We do not have a formal policy by which shareholders may communicate directly with directors, but any shareholder who wishes to send communications to the Board should deliver such communications to the attention of the Chairman of our Audit Committee at our principal executive offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343. The Audit Committee chairman will relay to the full Board all shareholder communications he receives that are addressed to the Board.
Other Matters
          We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.
Annual Report to Shareholders
          Our Annual Report to Shareholders on Form 10-KSB and Form 10-KSB/A for the fiscal year ended March 31, 2006 (including audited financial statements) accompanies this Proxy Statement.
Forward-Looking Statements
          From time to time, and in an attempt to provide assistance in understanding our anticipated future financial performance, we may make written or oral “forward-looking statements” such as may be contained in our Annual Report to Shareholders, and elsewhere. Forward-looking statements are, however, by their very nature, subject to known and unknown risks and uncertainties relating to our future performance that may cause our actual results, performance or achievements, or the industry, to differ materially from those expressed or implied in any such forward-looking statements.
          We caution investors that any forward-looking statements made by us here or elsewhere are qualified by and subject to the warnings and cautionary statements contained above and in the “Risk Factors” section of our Annual Report on Forms 10-KSB and 10-KSB/A for the fiscal year ended March 31, 2006.
BY ORDER OF THE BOARD OF DIRECTORS:

/s/ SUSAN HARTJES HOLMAN Susan Hartjes Holman
Corporate Secretary
and Chief Operating Officer
Minneapolis, Minnesota
September 18, 2006

APPENDIX A
AMENDMENT OF THE RESTATED ARTICLES OF
INCORPORATION OF UROPLASTY, INC.
AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
“ARTICLE 3- CAPITAL STOCK
          3.1 Authorized Shares. The aggregate number of shares that the corporation has authority to issue shall be Forty Million (40,000,000) shares of common stock. Such shares shall not have any par value except that they shall have a par value of one cent ($.01) per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and except that they shall have such par value as may be fixed by the corporation’s Board of Directors for the purpose of a statute or regulation requiring the shares of the corporation to have a par value.”

APPENDIX B
UROPLASTY, INC.
NOMINATING COMMITTEE CHARTER
(effective October 1, 2005)
Purpose of the Nominating Committee
The purpose of the Nominating Committee is to:
•	identify qualified individuals for membership on the Uroplasty Board of Directors

•	recommend to the Board the director nominees for election at the next annual meeting of stockholders
Membership of the Nominating Committee
The Nominating Committee:
•	shall consist of not less than two members of the Board of Directors, the exact number and chairperson to be established by the Board of Directors from time to time

•	shall consist solely of individuals who meet the independence standards set forth in U.S. Securities and Exchange Commission rules, and in the listing standards applicable to Uroplasty

•	shall be appointed, and may be removed at any time and for any reason, by the Board of Directors
Duties of the Nominating Committee
The Nominating Committee shall:
•	in identifying and selecting individuals who may be nominated for election to the Board of Directors, consider all applicable laws, rules, regulations and listing standards applicable to Uroplasty including, without limitation, a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the Board of Directors

•	annually review the size, composition and needs of the Board of Directors, and make recommendations to the Board

•	recommend to the Board of Directors the director nominees for election at the next annual meeting of stockholders

•	consider and recommend candidates for appointment to the Board, to the extent vacancies arise between annual meetings of stockholders

•	consider director candidates submitted by stockholders, in accordance with guidelines developed by the Nominating Committee

•	annually review the Nominating Committee charter, and recommend to the Board any changes it deems necessary or desirable
Meetings of the Nominating Committee
The Nominating Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the chairperson of the Nominating Committee (but at least once each year), the members of the Nominating Committee shall meet in executive session, without any members of management present.

Additional Authority of the Nominating Committee
The Nominating Committee shall have the authority to do the following, in its discretion, to the extent it deems appropriate in carrying out its duties under this Charter:
•	delegate any of its responsibilities to a subcommittee or subcommittees

•	retain outside counsel and other advisors

Front of Proxy Card
ANNUAL MEETING OF SHAREHOLDERS — TUESDAY, OCTOBER 24, 2006, 3:30 P.M. (Central Time) THIS
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
The shares of stock you hold in your account will be voted as you specify below. If no choice is specified, the Proxy will be voted “FOR” Proposals 1 and 2.

(1) Election of Directors:	To elect four directors:	David B. Kaysen, Lee A. Jones, Sven A. Wehrwein
and James P. Stauner.

FOR all nominees listed	WITHHOLD authority	(Instructions: To withhold authority to vote for
(except as marked to the contrary)	a nominee, write the name(s) of the nominee(s) in the space provided below.)

☐	☐

(2) To approve the amendment to the Company’s Restated Articles of Incorporation, as amended, as set forth on Appendix A annexed hereto.

FOR	AGAINST	ABSTAIN
☐	☐	☐
(3) The undersigned authorizes the Proxies in their discretion to vote upon such other business as may properly come before the meeting.
PLEASE TURN OVER TO SIGN THIS PROXY ON THE REVERSE SIDE HEREOF

Back of Proxy Card
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 ABOVE.
Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	, 2006

Signature

NOTE: The number shown to the right of your name on this label signifies how many shares you have on record according to StockTrans, Inc.

Signature (if held jointly)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.